Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 12, 2025, relating to the consolidated financial statements and schedule of SmartStop Self Storage REIT, Inc. (the Company) appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ BDO USA, P.C.

Costa Mesa, California

June 24, 2025